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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13D
                              (Section 240.13d-101)
             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
        TO SECTION 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO

                              SECTION 240.13d-2(a)

                               (Amendment No. 16)1

                         Capital Pacific Holdings, Inc.
--------------------------------------------------------------------------------
                                (name of Issuer)

                     Common Stock, par value $0.10 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    14040M104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 Mark C. Wehrly
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 January 1, 2004
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 13d-1(f) or
                   240.13d-1(g), check the following box [   ].

                  Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See
         Section 240.13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)
                               Page 1 of 28 Pages
                         Exhibit Index Found on Page 26


------------------------------------
         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13D
===================
CUSIP No. 14040M104
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            California Housing Finance, L.P.
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [   ]
                                                                   (b) [ X ]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                       [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
------------====================================================================
                               7     SOLE VOTING POWER

                                     -0-
        NUMBER OF        ------------===========================================
                               8     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  3,712,276 [See Preliminary Note]
         OWNED BY        ------------===========================================
                               9     SOLE DISPOSITIVE POWER
           EACH
                                     -0-
        REPORTING        ------------===========================================
       PERSON WITH            10     SHARED DISPOSITIVE POWER

                                     5,719,588 [See Preliminary Note]
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,719,588  of which  only 3,712,276  Shares are  Voting Shares  [See
            Preliminary Note]
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                       [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            38.7 % of all Shares but only 29.0 % of those Shares currently eligible to vote [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================

                                  Page 2 of 28 Pages

                                       13D
===================
CUSIP No. 14040M104
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            California Housing Finance, LLC
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [   ]
                                                                   (b) [ X ]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                       [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
------------====================================================================
                               7     SOLE VOTING POWER

                                     -0-
        NUMBER OF        ------------===========================================
                               8     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  3,712,276 [See Preliminary Note]
         OWNED BY        ------------===========================================
                               9     SOLE DISPOSITIVE POWER
           EACH
                                     -0-
        REPORTING        ------------===========================================
       PERSON WITH            10     SHARED DISPOSITIVE POWER

                                     5,719,588 [See Preliminary Note]
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,719,588  of which  only 3,712,276  Shares are  Voting Shares  [See
            Preliminary Note]
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                       [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            38.7 % of all Shares but only 29.0 % of those Shares currently eligible to vote [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            00
------------====================================================================

                                  Page 3 of 28 Pages

                                       13D
===================
CUSIP No. 14040M104
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Management, L.L.C.
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [   ]
                                                                   (b) [ X ]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                       [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
------------====================================================================
                               7     SOLE VOTING POWER

                                     -0-
        NUMBER OF        ------------===========================================
                               8     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  3,712,276 [See Preliminary Note]
         OWNED BY        ------------===========================================
                               9     SOLE DISPOSITIVE POWER
           EACH
                                     -0-
        REPORTING        ------------===========================================
       PERSON WITH            10     SHARED DISPOSITIVE POWER

                                     5,719,588 [See Preliminary Note]
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,719,588  of which  only 3,712,276  Shares are  Voting Shares  [See
            Preliminary Note]
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                       [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            38.7 % of all Shares but only 29.0 % of those Shares currently eligible to vote [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IA, OO
------------====================================================================

                                  Page 4 of 28 Pages

                                       13D
===================
CUSIP No. 14040M104
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            David I. Cohen
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [   ]
                                                                   (b) [ X ]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                       [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                               7     SOLE VOTING POWER

                                     -0-
        NUMBER OF        ------------===========================================
                               8     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  3,712,276 [See Preliminary Note]
         OWNED BY        ------------===========================================
                               9     SOLE DISPOSITIVE POWER
           EACH
                                     -0-
        REPORTING        ------------===========================================
       PERSON WITH            10     SHARED DISPOSITIVE POWER

                                     5,719,588 [See Preliminary Note]
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,719,588  of which  only 3,712,276  Shares are  Voting Shares  [See
            Preliminary Note]
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                       [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            38.7 % of all Shares but only 29.0 % of those Shares currently eligible to vote [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                                  Page 5 of 28 Pages

                                       13D
===================
CUSIP No. 14040M104
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Chun R. Ding
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [   ]
                                                                   (b) [ X ]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                       [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                               7     SOLE VOTING POWER

                                     -0-
        NUMBER OF        ------------===========================================
                               8     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  3,712,276 [See Preliminary Note]
         OWNED BY        ------------===========================================
                               9     SOLE DISPOSITIVE POWER
           EACH
                                     -0-
        REPORTING        ------------===========================================
       PERSON WITH            10     SHARED DISPOSITIVE POWER

                                     5,719,588 [See Preliminary Note]
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,719,588  of which  only 3,712,276  Shares are  Voting Shares  [See
            Preliminary Note]
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                       [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            38.7 % of all Shares but only 29.0 % of those Shares currently eligible to vote [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                                  Page 6 of 28 Pages

                                       13D
===================
CUSIP No. 14040M104
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Joseph F. Downes
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [   ]
                                                                   (b) [ X ]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                       [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                               7     SOLE VOTING POWER

                                     -0-
        NUMBER OF        ------------===========================================
                               8     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  3,712,276 [See Preliminary Note]
         OWNED BY        ------------===========================================
                               9     SOLE DISPOSITIVE POWER
           EACH
                                     -0-
        REPORTING        ------------===========================================
       PERSON WITH            10     SHARED DISPOSITIVE POWER

                                     5,719,588 [See Preliminary Note]
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,719,588  of which  only 3,712,276  Shares are  Voting Shares  [See
            Preliminary Note]
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                       [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            38.7 % of all Shares but only 29.0 % of those Shares currently eligible to vote [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                                  Page 7 of 28 Pages

                                       13D
===================
CUSIP No. 14040M104
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Duhamel
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [   ]
                                                                   (b) [ X ]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                       [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                               7     SOLE VOTING POWER

                                     -0-
        NUMBER OF        ------------===========================================
                               8     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  3,712,276 [See Preliminary Note]
         OWNED BY        ------------===========================================
                               9     SOLE DISPOSITIVE POWER
           EACH
                                     -0-
        REPORTING        ------------===========================================
       PERSON WITH            10     SHARED DISPOSITIVE POWER

                                     5,719,588 [See Preliminary Note]
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,719,588  of which  only 3,712,276  Shares are  Voting Shares  [See
            Preliminary Note]
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                       [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            38.7 % of all Shares but only 29.0 % of those Shares currently eligible to vote [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                                  Page 8 of 28 Pages

                                       13D
===================
CUSIP No. 14040M104
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Charles E. Ellwein
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [   ]
                                                                   (b) [ X ]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                       [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                               7     SOLE VOTING POWER

                                     -0-
        NUMBER OF        ------------===========================================
                               8     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  3,712,276 [See Preliminary Note]
         OWNED BY        ------------===========================================
                               9     SOLE DISPOSITIVE POWER
           EACH
                                     -0-
        REPORTING        ------------===========================================
       PERSON WITH            10     SHARED DISPOSITIVE POWER

                                     5,719,588 [See Preliminary Note]
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,719,588  of which  only 3,712,276  Shares are  Voting Shares  [See
            Preliminary Note]
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                       [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            38.7 % of all Shares but only 29.0 % of those Shares currently eligible to vote [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                                  Page 9 of 28 Pages

                                       13D
===================
CUSIP No. 14040M104
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Richard B. Fried
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [   ]
                                                                   (b) [ X ]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                       [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                               7     SOLE VOTING POWER

                                     -0-
        NUMBER OF        ------------===========================================
                               8     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  3,712,276 [See Preliminary Note]
         OWNED BY        ------------===========================================
                               9     SOLE DISPOSITIVE POWER
           EACH
                                     -0-
        REPORTING        ------------===========================================
       PERSON WITH            10     SHARED DISPOSITIVE POWER

                                     5,719,588 [See Preliminary Note]
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,719,588  of which  only 3,712,276  Shares are  Voting Shares  [See
            Preliminary Note]
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                       [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            38.7 % of all Shares but only 29.0 % of those Shares currently eligible to vote [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                                  Page 10 of 28 Pages

                                       13D
===================
CUSIP No. 14040M104
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Monica R. Landry
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [   ]
                                                                   (b) [ X ]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                       [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                               7     SOLE VOTING POWER

                                     -0-
        NUMBER OF        ------------===========================================
                               8     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  3,712,276 [See Preliminary Note]
         OWNED BY        ------------===========================================
                               9     SOLE DISPOSITIVE POWER
           EACH
                                     -0-
        REPORTING        ------------===========================================
       PERSON WITH            10     SHARED DISPOSITIVE POWER

                                     5,719,588 [See Preliminary Note]
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,719,588  of which  only 3,712,276  Shares are  Voting Shares  [See
            Preliminary Note]
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                       [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            38.7 % of all Shares but only 29.0 % of those Shares currently eligible to vote [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                                  Page 11 of 28 Pages

                                       13D
===================
CUSIP No. 14040M104
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Mellin
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [   ]
                                                                   (b) [ X ]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                       [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                               7     SOLE VOTING POWER

                                     -0-
        NUMBER OF        ------------===========================================
                               8     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  3,712,276 [See Preliminary Note]
         OWNED BY        ------------===========================================
                               9     SOLE DISPOSITIVE POWER
           EACH
                                     -0-
        REPORTING        ------------===========================================
       PERSON WITH            10     SHARED DISPOSITIVE POWER

                                     5,719,588 [See Preliminary Note]
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,719,588  of which  only 3,712,276  Shares are  Voting Shares  [See
            Preliminary Note]
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                       [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            38.7 % of all Shares but only 29.0 % of those Shares currently eligible to vote [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                                  Page 12 of 28 Pages

                                       13D
===================
CUSIP No. 14040M104
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Stephen L. Millham
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [   ]
                                                                   (b) [ X ]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                       [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                               7     SOLE VOTING POWER

                                     -0-
        NUMBER OF        ------------===========================================
                               8     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  3,712,276 [See Preliminary Note]
         OWNED BY        ------------===========================================
                               9     SOLE DISPOSITIVE POWER
           EACH
                                     -0-
        REPORTING        ------------===========================================
       PERSON WITH            10     SHARED DISPOSITIVE POWER

                                     5,719,588 [See Preliminary Note]
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,719,588  of which  only 3,712,276  Shares are  Voting Shares  [See
            Preliminary Note]
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                       [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            38.7 % of all Shares but only 29.0 % of those Shares currently eligible to vote [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                                  Page 13 of 28 Pages

                                       13D
===================
CUSIP No. 14040M104
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Rajiv A. Patel
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [   ]
                                                                   (b) [ X ]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                       [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                               7     SOLE VOTING POWER

                                     -0-
        NUMBER OF        ------------===========================================
                               8     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  3,712,276 [See Preliminary Note]
         OWNED BY        ------------===========================================
                               9     SOLE DISPOSITIVE POWER
           EACH
                                     -0-
        REPORTING        ------------===========================================
       PERSON WITH            10     SHARED DISPOSITIVE POWER

                                     5,719,588 [See Preliminary Note]
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,719,588  of which  only 3,712,276  Shares are  Voting Shares  [See
            Preliminary Note]
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                       [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            38.7 % of all Shares but only 29.0 % of those Shares currently eligible to vote [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                                  Page 14 of 28 Pages

                                       13D
===================
CUSIP No. 14040M104
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Derek C. Schrier
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [   ]
                                                                   (b) [ X ]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                       [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                               7     SOLE VOTING POWER

                                     -0-
        NUMBER OF        ------------===========================================
                               8     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  3,712,276 [See Preliminary Note]
         OWNED BY        ------------===========================================
                               9     SOLE DISPOSITIVE POWER
           EACH
                                     -0-
        REPORTING        ------------===========================================
       PERSON WITH            10     SHARED DISPOSITIVE POWER

                                     5,719,588 [See Preliminary Note]
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,719,588  of which  only 3,712,276  Shares are  Voting Shares  [See
            Preliminary Note]
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                       [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            38.7 % of all Shares but only 29.0 % of those Shares currently eligible to vote [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                                  Page 15 of 28 Pages

                                       13D
===================
CUSIP No. 14040M104
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Thomas F. Steyer
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [   ]
                                                                   (b) [ X ]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                       [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                               7     SOLE VOTING POWER

                                     -0-
        NUMBER OF        ------------===========================================
                               8     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  3,712,276 [See Preliminary Note]
         OWNED BY        ------------===========================================
                               9     SOLE DISPOSITIVE POWER
           EACH
                                     -0-
        REPORTING        ------------===========================================
       PERSON WITH            10     SHARED DISPOSITIVE POWER

                                     5,719,588 [See Preliminary Note]
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,719,588  of which  only 3,712,276  Shares are  Voting Shares  [See
            Preliminary Note]
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                       [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            38.7 % of all Shares but only 29.0 % of those Shares currently eligible to vote [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                                  Page 16 of 28 Pages

                                       13D
===================
CUSIP No. 14040M104
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Mark C. Wehrly
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [   ]
                                                                   (b) [ X ]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                       [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                               7     SOLE VOTING POWER

                                     -0-
        NUMBER OF        ------------===========================================
                               8     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  3,712,276 [See Preliminary Note]
         OWNED BY        ------------===========================================
                               9     SOLE DISPOSITIVE POWER
           EACH
                                     -0-
        REPORTING        ------------===========================================
       PERSON WITH            10     SHARED DISPOSITIVE POWER

                                     5,719,588 [See Preliminary Note]
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,719,588  of which  only 3,712,276  Shares are  Voting Shares  [See
            Preliminary Note]
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                       [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            38.7 % of all Shares but only 29.0 % of those Shares currently eligible to vote [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                                  Page 17 of 28 Pages

         This Amendment No. 16 to the Schedule 13D (this "Amendment") amends the
Schedule 13D originally filed on September 30, 1997 (collectively with all other amendments thereto, the "Schedule 13D").
         Preliminary Note: This Amendment is being filed to reflect that effective on January 1, 2004, each of Charles E. Ellwein and Rajiv A. Patel became a managing member of Farallon Capital Management, L.L.C., one of the Reporting Persons listed below, and as such may be deemed to be a beneficial owner of the securities beneficially owned by such entity as of such date. There have been no transactions in any securities of Capital Pacific Holdings, Inc. (the "Company") by the Reporting Persons since the prior amendment to the
Schedule 13D filed on November 10, 2003.
         As reported by the Company in its Form 10-Q for the quarter ended August 31, 2003, there are (i) 12,788,250 Shares of Common Stock outstanding, all of which are eligible to vote ("Voting Common Stock"), and (ii) 2,007,312 Shares of non-voting common stock ("Non-Voting Common Stock") outstanding, each as of September 30, 2003. The Partnership owns and is able to dispose of (x) 3,712,276 Shares of Voting Common Stock and (y) 1,235,000 Shares of Non-Voting Common Stock. In addition, as the sole non-managing member of Makallon, LLC ("Makallon") and having a veto power over the disposal of assets held by Makallon with value in excess of $10,000, the Partnership may also be deemed to be the beneficial owner of the 772,312 shares of Non-Voting Common Stock held by Makallon. The Partnership therefore is, or may be deemed to be, the beneficial owner of 38.7% of the 14,795,562 Shares of Common Stock (both Voting and Non-Voting) issued and outstanding but only 29.0% of the 12,788,250 Shares of Voting Common Stock issued and outstanding.

                              Page 18 of 28 Pages

Item 2.  Identity And Background.
------   ------------------------

         Item 2 of the Schedule 13D is amended and restated in its entirety as follows:

         (a) This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

         The Partnership
         ---------------

                  (i) California Housing Finance, L.P., a Delaware limited partnership, with respect to the Shares beneficially owned by it.

         The General Partner Of The Partnership
         --------------------------------------

                  (ii) California Housing Finance, L.L.C., a Delaware limited liability company which is the general partner of the Partnership (the "General Partner"), with respect to the Shares beneficially owned by the Partnership.2

         The Management Company
         ----------------------

                  (iii) Farallon Capital Management, L.L.C., a Delaware limited liability company (the "Management Company"), with respect to the Shares beneficially owned by the Partnership.

         The Managing Members Of The Management Company
         ----------------------------------------------

                  (iv) The following persons who are managing members of the Management Company, with respect to the Shares beneficially owned by the Partnership: David I. Cohen ("Cohen"), Chun R. Ding ("Ding"), Joseph F. Downes ("Downes"), William F. Duhamel ("Duhamel"), Charles
                           E. Ellwein ("Ellwein"), Richard B. Fried ("Fried"), Monica R. Landry ("Landry"), William F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Rajiv A. Patel ("Patel"), Derek C. Schrier ("Schrier"), Thomas
                           F. Steyer ("Steyer") and Mark C. Wehrly ("Wehrly").

         Cohen, Ding, Downes, Duhamel, Ellwein, Fried, Landry, Mellin, Millham, Patel, Schrier, Steyer and Wehrly are together referred to herein as the "Individual Reporting Persons."

------------------------------------
         2 The limited partners of the Partnership are Farallon Capital Partners, L.P., a California limited partnership ("FCP"), a discretionary account (the "Managed Account") managed by the Management Company (as defined herein), RR Capital Partners, L.P., a Delaware limited partnership ("RR") and Farallon Special Situation Partners, L.P., a Delaware limited partnership ("FSSP"). The members of the General Partner are FCP, the Managed Account, RR and FSSP.

                              Page 19 of 28 Pages

         (b)      The address of the principal business and principal  office of
(i) the Partnership, the General Partner and the Management Company is One Maritime Plaza, Suite 1325, San Francisco, California 94111 and (ii) each of the Individual Reporting Persons is set forth in Annex 1 hereto.
         (c) The principal business of the Partnership is to invest in and engage in certain financial transactions with the Company and its affiliates and with Makallon. The principal business of the General Partner is to act as the general partner of the Partnership. The principal business of the Management Company is that of a registered investment adviser. The Management Company also acts as the manager of the General Partner. The principal business of each of the Individual Reporting Persons is set forth in Annex 1 hereto.
         (d) None of the Partnership, the General Partner, the Management Company or any of the Individual Reporting Persons has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e) None of the Partnership, the General Partner, the Management Company or any of the Individual Reporting Persons has, during the last five years, been party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f) The citizenship of each of the Partnership, the General Partner and the Management Company is set forth above. Each of the Individual Reporting Persons is a United States citizen. The other information required by
Item 2 relating to the identity and background of the Reporting Persons is set forth in Annex 1 hereto.

                              Page 20 of 28 Pages

Item 7.  Materials To Be Filed As Exhibits.
------   ---------------------------------

         There is filed herewith as Exhibit V a written agreement relating to the filing of joint acquisition statements as required by Section 240.13d-1(k) under the Securities Exchange Act of 1934, as amended.

                              Page 21 of 28 Pages

                                   SIGNATURES
                                   ----------

         After reasonable inquiry and to the best of our knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   January 12, 2004


                             CALIFORNIA HOUSING FINANCE, L.P.

                             By:  California Housing Finance, LLC
                                     its General Partner

                             By:  Farallon Capital Management, L.L.C.
                                     its Manager

                              /s/ Joseph F. Downes
                             ----------------------------------------
                             By:  Joseph F. Downes,
                             Managing Member


                             CALIFORNIA HOUSING FINANCE, L.L.C.

                             By:  Farallon Capital Management, L.L.C.,
                                     its Manager

                              /s/ Joseph F. Downes
                             ----------------------------------------
                             By:  Joseph F. Downes,
                             Managing Member


                              /s/ Joseph F. Downes
                             ----------------------------------------
                             FARALLON CAPITAL MANAGEMENT, L.L.C.,
                             By:  Joseph F. Downes,
                             Managing Member


                              /s/ Joseph F. Downes
                             ----------------------------------------
                             By: Joseph F. Downes, individually and as
                             attorney-in-fact for each of David I. Cohen, Chun
                             R. Ding, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek
                             C. Schrier, Thomas F. Steyer and Mark C. Wehrly.

         The Powers of Attorney, each executed by Cohen, Mellin, Millham and Steyer authorizing Downes to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on January 20, 1998, by such Reporting Persons with respect to the Units of Spiros Development

                              Page 22 of 28 Pages

Corporation II, Inc., are hereby incorporated by reference. The Powers of Attorney, each executed by Duhamel and Fried authorizing Downes to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 7 to the Schedule 13D filed with the Securities and Exchange Commission on February 9, 1999 by such Reporting Persons with respect to the Callable Class A Common Stock of Crescendo Pharmaceuticals Corporation, are hereby incorporated by reference. The Power of Attorney executed by Mark C. Wehrly authorizing Downes to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 4 to the Schedule 13D filed with the Securities and Exchange Commission on January 18, 2000, by such Reporting Person with respect to the Class A Common Stock of Momentum Business Applications, Inc., is hereby incorporated by reference. The Power of Attorney executed by Monica R. Landry authorizing Downes, as well as Steyer and Cohen, to sign and file this Schedule 13D on her behalf, which was filed with the Schedule 13G filed with the Securities and Exchange Commission on January 22, 2001, by such Reporting Person with respect to the Common Stock of Korn/Ferry International is hereby incorporated by reference. The Powers of Attorney executed by each of Chun R. Ding and Derek C. Schrier authorizing Downes to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2003, by such Reporting Person with respect to the Common Stock of Salix Pharmaceuticals, Ltd., is hereby incorporated by reference. The Powers of Attorney executed by each of Charles E. Ellwein and Rajiv A. Patel authorizing Downes to sign and file this
Schedule 13D on his behalf, which was filed with Amendment No. 4 to the Schedule 13G filed with the Securities and Exchange Commission on January 8, 2004 by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., is hereby incorporated by reference.

                              Page 23 of 28 Pages

                                                                         ANNEX 1

         Set forth below with respect to the Partnership, the General Partner, the Management Company is the following: (a) name; (b) address; (c) principal business; (d) state of organization; and (e) controlling persons. Set forth below with respect to each managing member of the Management Company is the following: name; business address; principal occupation; and citizenship.

1.       The Partnership
         ---------------

         (a)      California Housing Finance, L.P.
         (b)      c/o Farallon Capital Management, L.L.C.
                  One Maritime Plaza, Suite 1325
                  San Francisco, CA  94111
         (c) Invests and engages in certain financial transactions with the Company and its affiliates and with Makallon
         (d)      Delaware limited partnership
         (e)      General Partner: California Housing Finance, L.L.C.

2.       The General Partner
         -------------------

         (a)      California Housing Finance, L.P.
         (b)      c/o Farallon Capital Management, L.L.C.
                  One Maritime Plaza, Suite 1325
                  San Francisco, CA  94111
         (c)      Acts as General Partner of California Housing Finance, L.P.
         (d)      Delaware limited liability company
         (e)      Manager: Farallon Capital Management, L.L.C.

3.       The Management Company
         ----------------------

         (a)      Farallon Capital Management, L.L.C.
         (b)      One Maritime Plaza, Suite 1325
                  San Francisco, CA  94111
         (c) Serves as investment adviser to various managed accounts. Also acts as manager of California Housing Finance, L.L.C.
         (d)      Delaware limited liability company
         (e) Managing Members: Thomas F. Steyer, Senior Managing Member; David I. Cohen, Chun R. Ding, Joseph F. Downes, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier and Mark C. Wehrly, Managing Members.

                              Page 24 of 28 Pages

4.       The Individual Reporting Persons
         --------------------------------

         Each of the Individual Reporting Persons is a United States citizen whose business address is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111. The principal occupation of Thomas F. Steyer is serving as senior managing member of the Management Company. The principal occupation of each Individual Reporting Person is serving as a managing member of the Management Company.

                              Page 25 of 28 Pages

                                 EXHIBIT INDEX

EXHIBIT V                                       Joint Acquisition Statement
                                                Pursuant to Section  240.13d1(k)

                              Page 26 of 28 Pages

                                                                       EXHIBIT V
                                                                              to
                                                                    SCHEDULE 13D

                           JOINT ACQUISITION STATEMENT
                       PURSUANT TO SECTION 240.13D-(f)(1)
                       ----------------------------------

         The undersigned  acknowledge and agree that the foregoing  statement on
Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated:   January 12, 2004


                             CALIFORNIA HOUSING FINANCE, L.P.

                             By:  California Housing Finance, LLC
                                     its General Partner

                             By:  Farallon Capital Management, L.L.C.
                                     its Manager

                              /s/ Joseph F. Downes
                             ----------------------------------------
                             By:  Joseph F. Downes,
                             Managing Member


                             CALIFORNIA HOUSING FINANCE, L.L.C.
                             By:  Farallon Capital Management, L.L.C.,
                                     its Manager

                              /s/ Joseph F. Downes
                             ----------------------------------------
                             By:  Joseph F. Downes,
                             Managing Member

                              Page 27 of 28 Pages

                             FARALLON CAPITAL MANAGEMENT, L.L.C.,

                              /s/ Joseph F. Downes
                             ----------------------------------------
                             By:  Joseph F. Downes,
                             Managing Member


                              /s/ Joseph F. Downes
                             ----------------------------------------
                             By: Joseph F. Downes, individually and as
                             attorney-in-fact for each of David I. Cohen, Chun
                             R. Ding, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek
                             C. Schrier, Thomas F. Steyer and Mark C. Wehrly.

                              Page 28 of 28 Pages